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Exhibit 10.38

EMPLOYMENT AGREEMENT

    This EMPLOYMENT AGREEMENT ("Agreement"), which is dated as of October 1, 1999, is made by and between STAAR Surgical Company, a Delaware corporation, located at 1911 Walker Avenue, Monrovia, California 91016 and hereinafter referred to as "Company", and John Wolf, whose address is 1496 Bedford Road, San Marino, California 91108, hereinafter referred to as "Executive", based upon the following:

RECITALS

    WHEREAS, Company wishes to retain the services of Executive, and Executive wishes to render services to Company, as its Chief Executive Officer and President;

    WHEREAS, Company and Executive wish to set forth in this Agreement the duties and responsibilities that Executive has agreed to undertake on behalf of Company;

    WHEREAS, Company and Executive intend that this Agreement will supersede and replace any and all other employment agreements or arrangements for employment entered into by and between Company and Executive, particularly that certain Employment Agreement entered into by and between Executive and Company dated July 1, 1990, as amended by that certain Modification to Employment Agreement dated December 20, 1994, and that, upon execution of this Agreement, any such employment agreements or arrangements shall have no further force or effect.

    THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, Company and Executive (who are sometimes individually referred to as a "party" and collectively referred to as the "parties") agree as follows:

AGREEMENT

      1.  SPECIFIED PERIOD.

    Company hereby employs Executive pursuant to the terms of this Agreement and Executive hereby accepts employment with Company pursuant to the terms of this Agreement for the period beginning on October 1, 1999 and ending on September 30, 2005.

    Subject to paragraphs 10 and 11, this Agreement will be automatically be renewed for successive periods of one year after September 30, 2005 unless either party gives notice to the other, at least sixty (60) days prior to the expiration of the specific period, that the party desires to renegotiate this Agreement. Thereafter, the terms and conditions of this Agreement shall apply until the parties reach an agreement modifying them. If an agreement is not reduced to writing and executed by the parties within sixty (60) days of the end of the specified period, then this Agreement shall continue on a month to month basis until terminated by written notice given by either party at least one hundred eighty (180) days prior to the end of any monthly period.

      2.  GENERAL DUTIES.

    Executive shall report to Company's Board of Directors. Executive shall devote his entire productive time, ability, and attention to Company's business during the term of this Agreement. In his capacity as Chief Executive Officer and President, Executive shall be primarily responsible for the day-to-day supervision and control of the business and the employees of the Company. Executive shall do and perform all services, acts, or things necessary or advisable to discharge his duties under this Agreement, and such other duties as are commonly performed by an employee of his rank in a publicly traded corporation or which may, from time to time, be prescribed by the Company through its Board of Directors. Furthermore, Executive agrees to cooperate with and work to the best of his ability with Company's management team, which includes the Board of Directors and the officers and other employees, to continually improve Company's reputation in its industry for quality products and performance.

      3.  NONSOLICITATION AND NONINTERFERENCE AND PROPRIETARY PROPERTY AND CONFIDENTIAL INFORMATION PROVISIONS.

      (a) Applicable Definitions.

      For purposes of this paragraph 3, the following capitalized terms shall have the definitions set forth below:

        (i)  "Business Segments"—The term "Business Segments" is defined as each of Company's (or Company's affiliates') products or product lines.

        (ii) "Competitive Business"—The term "Competitive Business" is defined as any business that is or may be competitive with or similar to or adverse to any of Company's (or Company's affiliates') Business Segments, whether such business is conducted by a proprietorship, partnership, corporation or other entity or venture.

      (b) Nonsolicitation and Noninterference.

      (1) Covenants. Executive hereby covenants and agrees that Executive shall not, either for Executive's own account or directly or indirectly in conjunction with or on behalf of any person, partnership, corporation or other entity or venture:

        (i)  During the term of this Agreement and for a period of one (1) year from the date this Agreement terminates or expires, solicit or employ or attempt to solicit or employ any person who is then or has, within twelve (12) months prior thereto, been an officer, partner, agent or employee of Company or any affiliate of Company whether or not such a person would commit a breach of that person's contract of employment with Company or any affiliate of Company, if any, by reason of leaving the service of Company or any affiliate of Company (the "Nonsolicitation Covenant"); or

        (ii) During the term of this Agreement and for a period of one (1) year from the date of the Agreement, on behalf of, directly or indirectly, any Competitive Business, or for the purpose of or with the reasonably foreseeable effect of harming the business of Company, solicit the business of any person, firm or company which is then, or has been at any time during the preceding twelve (12) months prior to such solicitation, a customer, client, contractor, supplier or vendor of Company or any affiliate of Company (the "Noninterference Covenant)".

      (2) Acknowledgments. Each of the parties acknowledges that (i) the covenants and the restrictions contained in the Nonsolicitation and Noninterference Covenants are necessary, fundamental, and required for the protection of the business of Company; (ii) such Covenants relate to matters which are of a special, unique and extraordinary value; and (iii) a breach of either of such Covenants will result in irreparable harm and damages which cannot be adequately compensated by a monetary award.

      (3) Judicial Limitation. Notwithstanding the foregoing, if at any time, despite the express agreement of Company and Executive, a court of competent jurisdiction holds that any portion of this Nonsolicitation and/or Noninterference Covenant is unenforceable by reason of its extending for too great a period of time or by reason of its being too extensive in any other respect, such Covenant shall be interpreted to extend only over the maximum period of time or to the maximum extent in all other respects, as the case may be, as to which it may be enforceable, all as determined by such court in such action.

      (4) Termination of Agreement. The covenants and agreements contained in the Nonsolicitation and Noninterference Covenant shall terminate and be of no effect if this Agreement is terminated by Company without Cause or by Executive for Cause.

      (c) Proprietary Property; Confidential Information.

      (1) "Applicable Definitions" For purposes of this paragraph 3(c), the following capitalized terms shall have the definitions set forth below:

        (i)  "Confidential Information"—The term "Confidential Information" is collectively and severally defined as any information, matter or thing of a secret, confidential or private nature, whether or not so labeled, which is connected with Company's business or methods of operation or concerning any of Company's suppliers, customers, licensors, licensees or others with whom Company has a business relationship, and which has current or potential value to Company or the unauthorized disclosure of which could be detrimental to Company. Confidential Information shall be broadly defined and shall include, by way of example and not limitation: (i) matters of a business nature available only to management and owners of Company of which Executive may become aware (such as information concerning customers, vendors and suppliers, including their names, addresses, credit or financial status, buying or selling habits, practices, requirements, and any arrangements or contracts that Company may have with such parties, Company's marketing methods, plans and strategies, the costs of materials, the prices Company obtains or has obtained or at which Company sells or has sold its products or services, Company's manufacturing and sales costs, the amount of compensation paid to employees of Company and other terms of their employment, financial information such as financial statements, budgets and projections, and the terms of any contracts or agreements Company has entered into) and (ii) matters of a technical nature (such as product information, trade secrets, know-how, formulae, innovations, inventions, devices, discoveries, techniques, formats, processes, methods, specifications, designs, patterns, schematics, data, compilation of information, test results, and research and development projects). For purposes of the foregoing, the term "trade secrets" shall mean the broadest and most inclusive interpretation of trade secrets as defined by Section 3426.1(d) of the California Civil Code (the Uniform Trade Secrets Act) and cases interpreting the scope of said Section.

        ii.  "Proprietary Property"—The term "Proprietary Property" is collectively and severally defined as any written or tangible property owned or used by Company in connection with Company's business, whether or not such property also qualifies as Confidential Information. Proprietary Property shall be broadly defined and shall include, by way of example and not limitation, products, samples, equipment, files, lists, books, notebooks, records, documents, memoranda, reports, patterns, schematics, compilations, designs, drawings, data, test results, contracts, agreements, literature, correspondence, spread sheets, computer programs and software, computer print outs, other written and graphic records, and the like, whether originals, copies, duplicates or summaries thereof, affecting or relating to the business of Company, financial statements, budgets, projections, invoices.

      (2) Ownership of Proprietary Property. Executive acknowledges that all Proprietary Property which Executive may prepare, use, observe, come into possession of and/or control shall, at all times, remain the sole and exclusive property of Company. Executive shall, upon demand by Company at any time, or upon the cessation of Executive's employment, irrespective of the time, manner, cause or lack of cause of such cessation, immediately deliver to Company or its designated agent, in good condition, ordinary wear and tear and damage by any cause beyond the reasonable control of Executive excepted, all items of the Proprietary Property which are or have been in Executive's possession or under his control, as well as a statement describing the disposition of all items of the Proprietary Property beyond Executive's possession or control in the event Executive has not previously returned such items of the Proprietary Property to Company.

      (3) Agreement Not to Use or Divulge Confidential Information. Executive agrees that he will not, in any fashion, form or manner, unless specifically consented to in writing by Company, either directly or indirectly use, divulge, transmit or otherwise disclose or cause to be used, divulged, transmitted or otherwise disclosed to any person, firm or corporation, in any manner whatsoever (other than in Executive's performance of duties for Company or except as required by law) any Confidential Information of any kind, nature or description. The foregoing provisions shall not be construed to prevent Executive from making use of or disclosing information which is in the public domain through no fault of Executive, provided, however, specific information shall not be deemed to be in the public domain merely because it is encompassed by some general information that is published or in the public domain or in Executive's possession prior to Executive's employment with Company.

      (4) Acknowledgement of Secrecy. Executive acknowledges that the Confidential Information is not generally known to the public or to other persons who can obtain economic value from its disclosure or use and that the Confidential Information derives independent economic value thereby, and Executive agrees that he shall take all efforts reasonably necessary to maintain the secrecy and confidentiality of the Confidential Information and to otherwise comply with the terms of this Agreement.

      (5) Inventions, Discoveries. Executive acknowledges that any inventions, discoveries or trade secrets, whether patentable or not, made or found by Executive in the scope of his employment with Company constitute property of Company and that any rights therein now held or hereafter acquired by Executive individually or in any capacity are hereby transferred and assigned to Company, and agrees to execute and deliver any confirmatory assignments, documents or instruments of any nature necessary to carry out the intent of this paragraph when requested by Company without further compensation therefor, whether or not Executive is at the time employed by Company. Provided, however, notwithstanding the foregoing, Executive shall not be required to assign his rights in any invention which qualifies fully under the provisions of Section 2870(a) of the California Labor Code, which provides, in pertinent part, that the requirement to assign "shall not apply to any invention that the employee developed entirely on his or her own time without using employer's equipment, supplies, facilities or trade secret information except for those inventions that either.

        (i)  Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

        (ii) Result from any work performed by the employee for the employer."

    Executive understands that he bears the full burden or proving to Company that an invention qualifies fully under Section 2870(a). By signing this Agreement, Executive acknowledges receipt of a copy of this Agreement and of written notification of the provisions of Section 2870.

      4.  COMPLIANCE WITH SECURITIES LAWS.  Executive acknowledges that Executive will be subject to the provisions of Section 10(b) and 16 of the Securities Exchange Act of 1934. Executive acknowledges that Section 10(b) can prohibit Executive from selling or transferring his stock or securities in Company. Executive agrees that he will comply with Company's policies, as stated from time to time, relating to selling or transferring his stock or securities in Company.

      5.  COMPENSATION.

      (a) Annual Salary. During the term of this Agreement, Company shall pay to Executive an annual base salary in the amount of four hundred thousand dollars ($400,000) (the "Annual Salary"). The Annual Salary shall be subject to any tax withholdings and/or employee deductions that are applicable. The Annual Salary shall be paid to Executive in equal installments in accordance with the periodic payroll practices of the Company for executive employees.

      (b) Annual Bonus. Executive and the Compensation Committee of the Board of Directors shall meet to establish performance standards and goals to be met by Executive, which standards and goals shall be based upon earnings, cash flows, EBITDA and other objectives that are mutually agreed to by Executive and the Compensation Committee. Company shall pay to Executive, no later than thirty (30) days after the completion of the fiscal year, a cash bonus (the "Annual Bonus") in an amount to be recommended by the Compensation Committee to the Board, for each year in which the performance standards and goals are met or exceeded by Executive. Nothing in this paragraph shall prevent Executive and the Compensation Committee from mutually agreeing to an alternative computation of the Annual Bonus, which may be implemented and paid to Executive in place of the Annual Bonus described herein. The Annual Bonus shall be subject to any applicable tax withholdings and/or employee deductions.

      (c) Cost of Living Adjustment. Commencing as of January 1, 2000, and on each January 1st thereafter, the then effective Annual Salary shall be increased (but not decreased) by an mount: (i) which shall reflect the increase, if any, in the cost of living during the previous 12 months by adding to the Annual Salary an amount computed by multiplying the Annual Salary by the percentage by which the level of the Consumer Price Index for the Los Angeles, California Metropolitan Area, as reported on January 1st of the new year by the Bureau of Labor Statistics of the United States Department of Labor has increased over its level as of January 1st of the prior year; and (ii) which will maintain Executive's compensation at a level consistent with the compensation paid to executive officers holding similar positions in the medical technology industries. Additionally, the Board shall periodically review Executive's Annual Salary to determine whether to otherwise increase Executive's compensation, without any obligation by the Board to authorize such increase.

      (d) Participation In Employee Benefit Plans. Executive shall have the same rights, privileges, benefit and opportunities to participate in any of Company's employee benefit plans which may now or hereafter be in effect on a general basis for executive officers or employees, including its qualified retirement plans and its non-qualified defered compensation plans. Company may delete benefits and otherwise amend and change the type and quantity of benefits it provides in its sole discretion. In the event Executive receives payments from a disability plan maintained by Company, Company shall have the rights to offset such payments against the Annual Salary otherwise payable to Executive during the period for which payments are made by such disability plan. During the term of this Agreement, Company shall pay the premium for a term life insurance policy for the benefit of Executive's survivors which shall insure the life of Executive in the amount of $1,000,000.

      (e) Forgiveness of Loans. Company shall forgive the payment of any and all loans made to Executive by Company in the event of: (i) a termination of Executive as a result of a Change in Control, (ii) a termination by Executive for good reason, (iii) a termination by Company without cause; or (iv) Executive's death or disability. Company shall pay, or shall pay to Executive, an amount equal to any and all taxes, of any kind or nature, that are incurred by Executive as a result of the forgiveness of the loans. For purposes of this Agreement, a "Change in Control" shall be defined as any of the following transactions: (i) the sale or disposition by Company of substantially all of its business or assets, or (ii) the acquisition of Company's capital stock by a third party in connection with the transfer of a controlling interest of Company's capital stock to such party, or (iii) the merger or consolidation of Company with another corporation as part of a transfer of a controlling interest of Company's capital stock to a third party. A "controlling interest of Company's capital stock" shall be defined as a transfer or acquisition by a third party of at least thirty percent (30%) of Company's capital stock in one or a series of transactions. A "third party" shall not include any employee benefit plan maintained by Company or any corporation or entity in which Company holds fifty percent (50%) of more of the voting securities.

      (f)  Automobile Allowance. Company shall provide a late model luxury automobile to Executive for his use during the term of this Agreement, and shall pay all purchase-installment and/or lease payments to acquire such automobile, as well as the cost to insure the automobile. If Company fails to provide the automobile during any portion of the term of this Agreement, Company shall pay to Executive the sum of one thousand dollars ($1,000) for each month an automobile is not provided, to reimburse Executive for the cost of an automobile and for the payment of insurance in connection therewith. Payment and/or provision of the aforesaid allowance shall be subject to any applicable tax withholdings and/or employee deductions. Executive shall be responsible for all income taxes imposed on Executive by reason of the automobile allowance.

      (g) Additional Compensation. Nothing included herein shall prevent the Compensation Committee from increasing or adding to Executive's compensation.

      6.  REIMBURSEMENT OF BUSINESS EXPENSES.

    Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive in connection with the business of Company. However, each such expenditure shall be reimbursable only if Executive furnishes to Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

      7.  ANNUAL VACATION/SICK LEAVE.

    Executive shall be entitled to at least six (6) weeks vacation time each year without loss of compensation. Executive shall be entitled to sick leave in accordance with Company's general policy for its employees.

      8.  INDEMNIFICATION OF LOSSES.

    So long as Executive's actions were taken in good faith and in furtherance of Company's business and within the scope of Executive's duties and authority, Company shall indemnify and hold Executive harmless to the full extent of the law from any and all claims, losses and expenses sustained by Executive as a result of any action taken by him to discharge his duties under this Agreement, and Company shall defend Executive, at Company's expense, in connection with any and all claims by stockholders or third parties which are based upon actions taken by Executive to discharge his duties under this Agreement.

      9.  PERSONAL CONDUCT.

    Executive agrees to comply with all present and future policies, requirements, directions, requests and rules and regulations of Company in connection with Company's business. Executive further agrees that he will not intentionally at any time commit any act or become involved in any situation or occurrence tending to bring Company into public scandal, ridicule or which will reflect unfavorably on the reputation of Company.

      10.  TERMINATION BY COMPANY FOR CAUSE.

    Company reserves the right to declare Executive in default of this Agreement if Executive willfully breaches or habitually neglects the duties which he is required to perform under the terms of this

Agreement, or if Executive commits such acts of dishonesty, fraud, gross negligence or willful misconduct, which acts were not taken in good faith and were not in furtherance of Company's business, and which acts result in material harm to Company or its business. Company may terminate this Agreement for cause by giving written notice of termination to Executive. With the exception of the covenants included in paragraph 3 above and as otherwise set forth in this paragraph 10, upon such termination the obligations of Executive and Company under Agreement shall immediately cease. Such termination shall be without prejudice to any other remedy to which Company may be entitled either at law, in equity, or under this Agreement. If Executive's employment is terminated pursuant to this paragraph, Company shall pay to Executive (i) Executive's accrued but unpaid Annual Salary and vacation pay through the effective date of the termination; (ii) Executive's accrued but unpaid Annual Bonus, if any; and (iii) business expenses incurred prior to the effective date of termination. Executive shall not be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law.

      11.  TERMINATION BY COMPANY OR EXECUTIVE WITHOUT CAUSE.

      (a) Death. Executive's employment shall terminate upon the death of Executive. With the exception of the covenant included in paragraph 12 below, upon such termination, the obligations of Executive and Company under this Agreement shall immediately cease.

      (b) Disability. Company reserves the right to terminate Executive's employment upon ninety (90) days written notice if, for a period of sixty (60) days, Executive is prevented from discharging his duties under this Agreement due to any physical or mental disability. With the exception of the covenants included in paragraph 3 above and paragraph 12 below, upon such termination the obligations of Executive and Company under this Agreement shall immediately cease.

      (c) Election By Executive. Executive's employment may be terminated at any time by Executive upon not less than ninety (90) days written notice by Executive to the Board. With the exception of the covenants included in paragraph 3 above and as otherwise set forth is this subparagraph (c), upon such termination the obligations of Executive and Company under this Agreement shall immediately cease. In the event of a termination pursuant to this paragraph, Company shall pay to Executive (i) Executive's accrued but unpaid Annual Salary and vacation pay through the effective date of the termination; (ii) Executive's accrued but unpaid Annual Bonus, if any; and (iii) business expenses incurred prior to the effective date of termination. Executive shall not be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law.

      (d) Election By Company. Company may terminate Executive's employment upon not less than ninety (90) days written notice by Company to Executive. With the exception of the covenants included in paragraph 13 below, upon such termination the obligations of Executive and Company under this Agreement shall immediately cease.

      (e) Termination by Executive For Good Reason. Executive may terminate this Agreement immediately based on his reasonable determination that one of the following events has occurred:

        (i)  Company intentionally and continually breaches or wrongfully fails to fulfill or perform (A) its obligations, promises or covenants under this Agreement; or (B) any warranties, obligations, promises or covenants in any agreement (other than this Agreement) entered into between Company and Executive, without cure, if any, as provided in such agreement;

        (ii) Without the consent of Executive, Company: (A) substantially alters or materially diminishes the position, nature, status, prestige or responsibilities of Executive from those in effect by mutual agreement of the parties from time-to-time; (B) assigns additional duties or responsibilities to Executive which are wholly and clearly inconsistent with the position, nature, status, prestige or responsibilities of Executive then in effect, (C) removes or fails to reappoint or re-elect Executive to Executive's offices under this Agreement (as they may be changed or augmented from time-to-time with the consent of Executive), unless Executive is deceased or disabled, or such removal or failure is attributable to an event which would constitute termination for cause; or (D) Company moves its place of business to a location which is more than thirty (30) miles from Executive's home;

        (iii) Without the ratification of Executive, Executive is removed from the Board without his consent; or Company fails to nominate or reappoint Executive to the Board (unless Executive is deceased or disabled, or such removal or failure is attributable to an event which would constitute termination for cause), or if Executive is so nominated, the stockholders of the Company fail to re-elect Executive to the Board;

        (iv) Company intentionally requires Executive to commit or participate in any felony or other serious crime; and/or

        (v) Company engages in other conduct constituting legal cause for termination.

    With the exception of the covenants included in paragraph 13 below, upon such termination the obligations of Executive and Company under this Agreement shall immediately cease.

      12.  EFFECT OF TERMINATION ATTRIBUTABLE TO DEATH OR DISABILITY.

    In the event Executive's employment is terminated due to Executive's death or disability, then:

      (a) Company shall pay Executive's accrued but unpaid Annual Salary and vacation time through the effective date of the termination, provided, however, that Company shall also pay to Executive or his estate one (1) years salary at the Executive's then effective Annual Salary as set forth in paragraph 5(a);

      (b) Company shall pay to the Executive an Annual Bonus which shall be computed as the greater of the accrued but unpaid Annual Bonus, if any, or an amount which equals the average of Executive's Annual Bonus during the three (3) calendar years prior to the termination date;

      (c) Company shall reimburse Executive for any business expenses incurred prior to the effective date of the termination;

      (d) Executive (including Executive's heirs) shall be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law.

      (e) Pursuant to paragraph 5(e), Company shall forgive the payment of any and all loans made by Company to Executive. Company shall pay, or shall pay to Executive, an amount equal to any and all taxes, of any kind or nature, that are incurred by Executive as a result of the forgiveness of the loans.

      (f)  Unless otherwise provided in the agreement memorializing them, the vesting conditions imposed on any stock options, warrants or other rights subject to vesting shall be accelerated and shall vest on the date of Executive's termination.

      13.  EFFECT OF TERMINATION ATTRIBUTABLE TO A CHANGE IN CONTROL, A TERMINATION BY EXECUTIVE FOR GOOD REASON, OR A TERMINATION BY COMPANY WITHOUT CAUSE.

    If Executive's employment is terminated before the expiration of the term, and such termination is attributable to (i) a Change in Control; (ii) a termination by Executive for good reason; or (iii) Company's election to terminate, then:

      (a) Company shall pay to Executive, in a lump sum and without discount to present value, an amount equal to the Annual Salary, as set forth in paragraph 5(a), due to Executive for the balance of the term, but in no event shall such payment total less than one million dollars ($1,000,000);

      (b) Company shall pay to Executive, in a lump sum and without discount to present value, Executive's declared but unpaid Annual Bonus, if such Annual Bonus has been declared, but if not declared then Company shall pay to Executive an amount which equals the average of Executive's Annual Bonus during the three (3) calendar years prior to the termination date;

      (c) At the election of Executive, Company shall (i) provide to Executive and his spouse and dependents, for a period of twelve (12) months, medical benefits which shall be comparable to the benefits received by Executive at the time of termination of his employment; or (ii) provide to Executive additional compensation, payable on a monthly basis, which would approximate the cost to Executive to obtain such comparable benefits;

      (d) Company shall reimburse Executive for Executive's business expenses incurred through the effective date of the termination.

      (e) Pursuant to paragraph 5(e), Company shall forgive the payment of any and all loans made by the Company to Executive. Company shall pay, or shall pay to Executive, an amount equal to any and all taxes, of any kind or nature, that are incurred by Executive as a result of the forgiveness of the loans; and

      (f)  Unless otherwise provided in the agreement memorializing them, the vesting conditions imposed on any stock options, warrants or other rights subject to vesting shall be accelerated and shall vest on the date of Executive's termination.

    Executive shall not be required to mitigate the amount of any payment made pursuant to this paragraph 13 by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

      14.  MISCELLANEOUS.

      (a) Preparation of Agreement. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

      (b) Cooperation. Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things and to execute and deliver any documents that may from time to time be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

      (c) Interpretation.

        (i)  Entire Agreement/No Collateral Representations. Each party expressly acknowledges and agrees that this Agreement, including all exhibits attached hereto: (1) is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; (2) supersedes any prior or contemporaneous agreements, promises, assurances, guarantees, representations, understandings, conduct, proposals, conditions, commitments, acts, course of dealing, warranties, interpretations or terms of any kind, oral or written (collectively and severally, the "Prior Agreements"), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of Prior Agreements, or by evidence of subsequent oral agreements. Any agreement hereafter made shall be ineffective to modify, supplement or discharge the terms of this Agreement, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the modification or supplement is sought.

        (ii) Waiver. No breach of any agreement of provision herein contained, or of any obligation under this Agreement , may be waived, nor shall any extension of time for performance of any obligations or acts be deemed an extension of time for performance of any other obligations or acts contained herein, except by written instrument signed by the party to be charged or as otherwise expressly authorized herein. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceeding or succeeding breach thereof, or a waiver or relinquishment of any other agreement or provision or right or power herein contained.

        (iii) Remedies Cumulative. The remedies of each party under this Agreement are cumulative and shall not exclude any other remedies to which such party may be lawfully entitled.

        (iv) Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

        (v) No Third Party Beneficiary. Norwithstanding anything else herein to the contrary, the parties specifically disavow any desire or intention to create any third party beneficiary obligations, and specifically declare that no person or entity, other than as set forth in this Agreement, shall have any rights hereunder or any right of enforcement hereof.

        (vi) Heading: References; Incorporation: Gender. The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof. References to this Agreement shall include all amendments or renewals thereof. Any exhibit referenced in this Agreement shall be construed to be incorporated in this Agreement. As used in this Agreement, each gender shall be deemed to include the other gender, including neutral genders or genders appropriate for entities, if applicable, and the singular shall be deemed to include the plural, and vice versa, as the context requires.

      (d) Enforcement

        (i)  Applicable Law. This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles thereof) of the State of California, as if this agreement were made, and as if its obligations are to be performed, wholly within the State of California.

        (ii) Consent to Jurisdiction: Service of Process. Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the state courts of California located within the County of Los Angeles.

        (iii) Consent to Specific Performance and Injunctive Relief and Waiver of Bond Security. Each party acknowledges that Company may, as a result of Executive's breach of the covenants and obligations included in paragraph 3 of this Agreement, sustain immediate and long-term substantial and irreparable injury and damage which cannot be reasonably or adequately compensated by damages at law. Each party agrees that in the event of Executive's breach or threatened breach of the covenants and obligations included in paragraph 3, Company shall be entitled to obtain equitable relief from a court of competent jurisdiction or arbitration without proof of any actual damages that have been or may be caused to Company by such breach or threatened breach and without the posting of bond or other security in connection therewith.

      (e) No Assignment of Rights or Delegation of Duties by Executive. Executive's rights and benefits under this Agreement are personal to him and therefore (i) no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer, and (ii) Executive may not delegate his duties or obligations hereunder.

      (f)  Notices. Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consent, approvals or other communications (collectively and severally called "Notices") required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), (C) by electronic or facsimile or telephone transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt), or (D) by mailing in the United States mail by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the fifth {5th} business day following the date mailed). Each party, and their respective counsel, hereby agree that if Notice is to be given hereunder by such party's counsel, such counsel may communicate directly with all principals, as required to comply with the foregoing notice provisions. Notices shall be addressed to the address hereinabove set forth in the introductory paragraph of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other parties hereto. Any Notice given to the estate of a party shall be sufficient if addressed to the party as provided in this subparagraph.

      (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.

      (h) Execution by All Parties Required to be Binding: Electronically Transmitted Documents. This Agreement shall not be construed to be an offer and shall have no force and effect until this Agreement is fully executed by all parties hereto. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

    IN WITNESS WHEREOF, the parties have executed this Agreement.

COMPANY:
STAAR Surgical Company a Delaware corporation
By:	/s/ ANDREW F. POLLET
EXECUTIVE:
/s/ JOHN R. WOLF John R. Wolf

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Exhibit 10.38
EMPLOYMENT AGREEMENT
RECITALS
AGREEMENT